Exhibit 99.1

          Logility Reports Third Quarter of Fiscal Year 2004 Results

  9% Increase in License Fee Revenue, 14% Increase in Net Income Compared to
                                  Last Year

    ATLANTA, Feb. 18 /PRNewswire-FirstCall/ -- Logility, Inc. (Nasdaq: LGTY), a leading supplier of collaborative solutions to optimize the supply chain, today announced financial results for the third quarter of fiscal year 2004.
    The third quarter total revenues were $6.5 million, with software license fees of $2.6 million, compared to $2.3 million in the same period last year. Services and other revenues were $1.1 million, compared to $1.3 million in the same period last year. Maintenance revenues were $2.8 million, slightly higher than the same period last year. For the third quarter, the Company reported operating income of $944,000 compared to operating income of $843,000 for the same quarter last year and net income of $1.1 million or earnings per share (diluted) of $0.08, compared to a net income of $927,000 or earnings per share (diluted) of $0.07 for the same quarter in the prior year.
    Total revenues for the nine months ended January 31, 2004 were $17.0 million compared to $17.7 million for the same period last year. Software license fees for the nine months ended January 31, 2004 were $4.8 million compared to $5.4 million for the same period last year. Services and other revenues were $3.9 million compared to $4.1 million for the same period last year. Maintenance revenues were $8.3 million compared to $8.1 million for the same period last year. For the nine months ended
January 31, 2004, the Company reported operating income of $1.4 million compared to an operating income of $584,000 for the same period last year and net income of $1.6 million, or earnings per share (diluted) of $0.12 compared to a net income of approximately $1.0 million or earnings per share (diluted) of $0.08 for the same period in the prior year.
    The overall financial condition of the Company remains strong with cash and investments of approximately $29.4 million and no debt. The Company's cash and investment position increased approximately $4.4 million compared to the quarter ended January 31, 2003.
    "We are pleased with Logility's performance during the quarter and our continued financial strength," said J. Michael Edenfield, Logility president and Chief Executive Officer. "Our market-leading collaborative supply chain solutions and ability to provide rapid results for our customers combined with our strong balance sheet, zero debt, solid cash position and organizational stability give Logility a competitive advantage in today's global marketplace."
    "Our Goal is to help customers take costs out of their supply chains by speeding up business processes, synchronizing supply with demand, improving the accuracy of information and providing greater visibility to enable better decision-making," continued Edenfield. "Logility has great expertise in supply chain collaboration and delivers quicker business value, ease of use and simplification of complex planning processes."

    Highlights for the third quarter and fiscal year 2004 include:
    Customers

     -- Notable new and existing customers placing orders with Logility in the second quarter include Aspen Pet Products, Delco Remy International, Inc., Malt-O-Meal, Pernod S.A., Rich-Seapak, Saks Incorporated, Springs Window Fashions, Standard Motor Products, Williamson-Dickie Manufacturing Company, and a well known branded apparel company.

     -- Aspen Pet Products, a private manufacturer of high quality pet care products, has selected Logility Voyager Solutions(TM) to improve inventory management, increase forecast accuracy and enable collaboration between sales and marketing.

     -- Malt-O-Meal Company, the nation's fifth largest cereal manufacturer and supplier of a full line of branded bagged cereals and private label cereals to the grocery industry, has extended its use of Logility Voyager Solutions(TM) to include Transportation Planning and Management with Internet-enabled carrier collaboration. The additional Logility software creates an opportunity to extend the supply chain benefits Malt-O-Meal has already received from Logility Voyager Demand, Inventory and Replenishment Planning.

     -- Katun Corporation, the world's leading alternative supplier of imaging supplies, has implemented Logility Voyager Solutions(TM) on time and on budget to streamline global sales and operations planning (S&OP). Katun chose Logility Voyager Collaborate(TM) software to support a collaborative S&OP process that includes participation from sales, finance, manufacturing, distribution and marketing.

     -- Logility had 41 customers go live with new deployments or significant upgrades of Logility Voyager Solutions during the nine months ending January 31, 2004. This impressive number of "go lives" underscores Logility's ability to deploy rapidly to accelerate business results for its customers.

    Products and Technology

     -- Logility announced Connections 2004: Supply Chain Reality: Real World,
        Real Time, Real Results, to be held March 24-26, 2004 in Atlanta at the Georgia Tech Hotel and Conference Center. The event offers attendees the opportunity to learn from others' real-world experiences and equip themselves for the next wave of demand-driven supply chain challenges including global sourcing, collaborative relationships, Radio Frequency Identification (RFID) and real-time performance management. The conference program features an executive panel and best practices panel on successful strategies for tackling today's business challenges and deploying supply chain management solutions to drive value; breakout sessions featuring successful Logility Voyager Solutions(TM) deployments with speakers representing every major industry; industry perspectives from the publisher of Consumer Goods Technology magazine and AMR Research; and a Solution Center for face-to-face access to Logility experts and complementary solutions.

     -- The January 2004 issue of Consumer Goods Technology named Logility the number one supply chain company in customer experience. The magazine also listed Logility in top positions for supply chain planning and supply chain execution. The rankings are based on results from a reader survey conducted in late 2003.

     -- RIS News Leaderboard 2003, an elite gathering of the retail industry's top software vendors, included Logility in top positions for ease of implementation and return on investment. The rankings are based on results from a reader survey conducted in late 2003.

     -- Logility completed the second webcast in its Supply Chain Power Hour series, an educational series designed to illustrate how companies can use technology to address challenging supply chain business issues. The webcast, "RFID: Tag, You're It," addressed how to incorporate RFID technology within an organization to drive efficiency and cost savings, and Logility's plans to support full RFID compliance across its demand management, supply chain planning, transportation and warehouse management solutions. Speakers participated from the Uniform Code Council, Symbol Technologies, Logility and co-sponsor IBM.

    About Logility
    Logility is a leading provider of collaborative solutions to optimize the supply chain. Logility Voyager Solutions enable networks of trading partners including suppliers, manufacturers, distributors and retailers to collaborate, integrate and synchronize their planning, production, warehouse and transportation operations. Logility customers have realized substantial bottom-line results in record time. Logility is proud to serve such customers as Continental Tire North America, Huhtamaki UK, Mill's Pride, Pernod-Ricard, Sigma Aldrich, VF Corporation and xpedx. Logility is a majority owned subsidiary of American Software (Nasdaq: AMSWA). For more information about Logility call 1-800-762-5207 or visit www.logility.com .

    Forward Looking Statements
    This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2003 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305, (404) 261-9777. FAX: (404)
264-5206 INTERNET: www.logility.com or E-mail: askLogility@logility.com .

    Logility Voyager Solutions is a trademark of Logility. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.


                                LOGILITY, INC.
                           Statements of Operations
                    (In thousands, except per share data)
                                 (Unaudited)

                                   Third Quarter Ended    Nine Months Ended
                                       January 31,           January 31,
                                                   Pct                   Pct
                                    2004    2003   Chg.   2004    2003   Chg.
    Revenues:
      License                      $2,562  $2,342    9%  $4,847  $5,355   (9%)
      Services & other              1,120   1,335  (16%)  3,855   4,112   (6%)
      Maintenance                   2,832   2,772    2%   8,341   8,183    2%
        Total Revenues              6,514   6,449    1%  17,043  17,650   (3%)

    Cost of Revenues:
      License                       1,076   1,133   (5%)  3,045   2,890    5%
      Services & other                611     733  (17%)  1,978   2,649  (25%)
      Maintenance                     461     443    4%   1,363   1,390   (2%)
        Total Cost of Revenues      2,148   2,309   (7%)  6,386   6,929   (8%)

    Gross Margin                    4,366   4,140    5%  10,657  10,721   (1%)

    Operating expenses:
      Research and development      1,337   1,312    2%   4,097   4,047    1%
      Less: capitalized development  (801)   (668)  20%  (2,452) (2,157)  14%
      Sales and marketing           1,985   1,755   13%   5,205   5,657   (8%)
      General and administrative      901     898    0%   2,382   2,590   (8%)

        Total operating expenses    3,422   3,297    4%   9,232  10,137   (9%)

    Operating income                  944     843   12%   1,425     584  144%

      Other income                    109      84   30%     219     466  (53%)

    Income before income taxes      1,053     927   14%   1,644   1,050   57%

      Income taxes                    -       -     -       -       -     -

    Net Income                     $1,053    $927   14%  $1,644  $1,050   57%

    Earnings per common share -
     Basic                          $0.08   $0.07   14%   $0.13   $0.08   63%
    Earnings per common share -
     Diluted                        $0.08   $0.07   14%   $0.12   $0.08   50%

    Weighted average common shares
        Basic                      13,111  13,177        13,117  13,196
        Diluted                    13,343  13,195        13,323  13,206

    nm- not meaningful


                          Balance Sheet Information
                                (in thousands)
                                 (Unaudited)
                                                          January 31,
                                                     2004              2003
    Cash and Investments                           $29,370           $24,985
    Accounts Receivable:
       Billed                                        3,142             3,913
       Unbilled                                      1,166             1,871
    Total Accounts Receivable, net                   4,308             5,784
    Prepaids & Other Current Assets                    482             1,332
    Non-current Assets                               7,683             8,658
         Total Assets                              $41,843           $40,759

    Accounts Payable                                  $391              $117
    Other Current Liabilities                        3,952             5,747
    Deferred Revenues                                5,138             5,256
    Shareholders' Equity                            32,362            29,639
         Total Liabilities & Shareholders' Equity  $41,843           $40,759

SOURCE  Logility, Inc.
    -0-                             02/18/2004
    /CONTACT: Vincent C. Klinges, Chief Financial Officer of Logility, Inc., +1-404-264-5477, or fax, +1-404-264-5206, or email, askLogility@logility.com/
    /Company News On-Call:  http://www.prnewswire.com/comp/120967.html /
    /Web site:  http://www.logility.com /
    (LGTY AMSWA)

CO:  Logility, Inc.
ST:  Georgia
IN:  CPR MLM STW NET
SU:  ERN